Exhibit 4.2

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 19, 2023 by and between Immatics N.V., a public limited liability company (naamloze vennootschap) under Dutch law (the “Company”), and Bristol-Myers Squibb Company (the “Investor”).

Recitals

A.     The Company and the Investor are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act (as defined below); and

B.     The Investor wishes to purchase from the Company, and the Company wishes to issue and sell to the Investor, upon the terms and subject to the conditions stated in this Agreement, an aggregate of 2,419,818 shares (the “Shares”) of the Company’s ordinary shares, nominal value €0.01 per share (the “Ordinary Shares”).

In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.     Definitions. For the purposes of this Agreement, capitalized terms not otherwise defined shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is controlled by, or is under common Control with, such Person.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Company’s Knowledge” means the actual knowledge of the executive officers (as defined in Rule 405 under the Securities Act) of the Company.

“Control” (including the terms “controlling,” “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“EDGAR system” means the Electronic Data Gathering, Analysis, and Retrieval system.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“FDA” means the U.S. Food and Drug Administration.

“Good Clinical Practices” means the FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials contained in 21 C.F.R. Parts 50, 54, 56 and 312.

“Good Laboratory Practices” means the FDA’s standards for conducting non-clinical laboratory studies contained in 21 C.F.R. Part 58.

“Health Care Laws” means Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute); Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute); the Federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the civil False Claims Act, 31 U.S.C. §§ 3729 et seq.; the criminal False Claims Act, 42 U.S.C. § 1320a-7b(a); any criminal laws relating to health care fraud and abuse, including, but not limited to, 18 U.S.C. §§ 286 and 287 and the health care fraud criminal provisions under the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d et seq. (“HIPAA”); the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Physician Payments Sunshine Act, 42 U.S.C. § 1320a-7h; the Exclusion Statute, 42 U.S.C. § 1320a-7; HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, 42 U.S.C. §§ 17921 et seq.; the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 301 et seq.; the Public Health Service Act, 42 U.S.C. §§ 201 et seq.; the regulations promulgated pursuant to such laws; and any similar federal, state and local laws and regulations.

“Information Rights Agreement” means that certain Information Rights Agreement, dated as of the date of this Agreement, entered into by and between the Company and the Investor.

“Material Adverse Effect” means a material adverse effect on (a) the assets, liabilities, results of operations, financial condition or business of the Company and its Subsidiaries taken as a whole, (b) the legality or enforceability of the Transaction Documents or (c) the ability of the Company to perform its obligations under the Transaction Documents; provided, however, that in no event shall any of the following occurring after the date hereof, alone or in combination, be deemed to constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred: any effect caused by the announcement or pendency of the transactions contemplated by the Transaction Documents, or the identity of the Investor or any of its Affiliates as the purchaser in connection with the transactions contemplated by the Transaction Documents.

“Material Contract” means any contract, instrument or other agreement to which the Company is a party or by which it is bound which is material to the business of the Company, including those that have been filed or were required to have been filed as an exhibit to the SEC Filings pursuant to Item 601(b)(10) of Regulation S-K.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Registrable Securities” means (a) the Shares and (b) any other Ordinary Shares issued as a dividend or other distribution with respect to, in exchange for or in replacement of the Shares; provided, however, that any such securities shall cease to be Registrable Securities (and the Company shall not be required to maintain the effectiveness of any, or file another, registration statement hereunder with respect thereto) upon the first to occur of (A) a registration statement with respect to the sale of such securities being declared effective by the SEC under the Securities Act and such securities having been disposed of or transferred by the holder thereof in accordance with such effective Registration Statement, (B) such securities having been previously sold or transferred in accordance with Rule 144 (or another exemption from the registration requirements of the Securities Act), (C) such securities becoming eligible for resale without volume or manner-of-sale restrictions and without current public information requirements pursuant to Rule 144, (D) such securities are no longer outstanding or (E) the first anniversary of the Closing Date.

“Regulation D” means Regulation D as promulgated by the SEC under the Securities Act.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include the location and/or reservation of borrowable shares of Ordinary Shares).

“Subscription Amount” means the aggregate amount to be paid for the Shares, being the product of (x) the number of Shares and (y) the Purchase Price (as defined below), in U.S. Dollars and in immediately available funds.

“Trading Day” means a day on which Nasdaq is open for trading.

“Transaction Documents” means this Agreement, the Information Rights Agreement and the Deed of Issue.

Section 2.     Purchase and Sale of the Shares. On the Closing Date, upon the terms and subject to the conditions set forth herein, the Company will issue and sell, and the Investor will accept and purchase the Shares, at a price per Share equal to $14.4639 (such price per Share, the “Purchase Price”), pursuant to the execution of a deed of issue of the Shares under Dutch law substantially in the form attached hereto as Exhibit A (the “Deed of Issue”).

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As a matter of Dutch law, references in this Agreement to Shares being “sold” and “purchased” (and the corollary usages of those terms) should be understood to mean that Shares are being issued and subscribed for, respectively.

Section 3.     Closing.

Section 3.1.     The closing of the purchase and sale of the Shares pursuant to this Agreement (the “Closing”) shall be held remotely via the exchange of documents and signatures no later than 10:00 a.m. (Eastern Time) on July 21, 2023, which is the second Trading Day following the date of this Agreement (the “Closing Date”).

Section 3.2.     On the Closing Date, prior to the execution by the Company of the Deed of Issue, the Investor shall deliver or cause to be delivered to the Company the Subscription Amount via wire transfer of immediately available funds pursuant to the wire instructions delivered to the Investor by the Company on or prior to the Closing Date. To the extent required, the Company hereby irrevocably consents to payment of the Subscription Amount in a currency other than Euro.

Section 3.3.     At the Closing, subject to receipt by the Company of the Subscription Amount from the Investor as contemplated by Section 3.2, the Company shall issue and deliver or cause to be issued and delivered to the Investor the Shares, registered in the name of the Investor (or its nominee in accordance with its delivery instructions) in book-entry form, pursuant to the Deed of Issue.

Section 3.4.     Upon the execution of the Deed of Issue, the Company shall cause the Shares to be recorded in the registers of the transfer agent for the Ordinary Shares (the “Transfer Agent”) in book-entry form.

Section 4.     Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor that, except as otherwise described in the SEC Filings, which qualify these representations and warranties in their entirety, as of the date hereof:

Section 4.1.     Organization, Good Standing and Qualification. The Company and each of its “subsidiaries” (for purposes of this Agreement, as defined in Rule 405 under the Securities Act) (each, a “Subsidiary” and collectively, the “Subsidiaries”) have been duly organized (and are in good standing, to the extent such concept is applicable) under the laws of their respective jurisdictions of organization, are validly existing and are duly qualified to do business (and are in good standing, to the extent such concept is applicable), in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all power and authority necessary to own or hold their respective properties and to conduct their respective businesses, except where the failure to be so qualified (or in good standing, to the extent such concept is applicable) or have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.2.     Capitalization. The Company has an authorized capital as set forth in the SEC Filings. Except as described in or expressly contemplated by the SEC Filings or by the Transaction Documents, there are no outstanding rights (including, without limitation, pre-emptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any Ordinary Shares or other equity interest in the Company or any of its Subsidiaries, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any Ordinary Shares or other equity interest of the Company or any such Subsidiary, any such convertible or exchangeable securities or any such rights, warrants or options.

Section 4.3.     Authorization. The Transaction Documents have been duly authorized, executed and delivered by the Company.

Section 4.4.     Valid Issuance. The Shares have been duly authorized by the Company and, when issued and delivered and paid for as provided herein, will be validly issued, fully paid and non-assessable (meaning that a holder of a Share shall not by reason of merely being such a holder be subject to assessment or calls by the Company or its creditors for further payment on such Share). The issuance of the Shares was not, and the sale of the

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Shares is not, subject to any pre-emptive or similar rights the exercise and transfer of which have not been validly and irrevocably waived or otherwise validly and irrevocably declined or excluded.

Section 4.5.     Consents. No consent, approval, authorization, order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by the Company of the Transaction Documents, the issuance and sale of the Shares and the consummation of the transactions contemplated by the Transaction Documents, except as required by securities laws and such consents, approvals, authorizations, orders and registrations or qualifications as may be required by Nasdaq.

Section 4.6.     Non-Contravention. The execution, delivery and performance by the Company of the Transaction Documents, the issuance and sale of the Shares and the consummation of the transactions contemplated by the Transaction Documents will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, result in the termination, modification or acceleration of, or result in the creation or imposition of any lien, charge or encumbrance upon any property, right or asset of the Company or any of its Subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any property, right or asset of the Company or any of its Subsidiaries is subject, (b) result in any violation of the provisions of the articles of association or similar organizational documents of the Company or any of its Subsidiaries or (c) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (a) and (c) above, for any such conflict, breach, violation, default, lien, charge or encumbrance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.7.     Investment Company Status. The Company is not and, after giving effect to the issuance and sale of the Shares, will not be required to register as an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

Section 4.8.     Passive Foreign Investment Company. The Company believes that it was not a “passive foreign investment company” as defined in Section 1297 of the Internal Revenue Code of 1986 for its most recently completed taxable year.

Section 4.9.     SEC Filings. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the one year preceding the date hereof (collectively, the “SEC Filings”). At the time of filing thereof, the SEC Filings complied as to form in all material respects with the requirements of the Securities Act or Exchange Act, as applicable. At the time of filing thereof, the SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading.

Section 4.10.     No Material Adverse Change. Since March 31, 2023, except as specifically set forth in a subsequent SEC Filing or contemplated by the Transaction Documents, there has not been (a) any change in the consolidated assets, liabilities, financial condition or operating results of the Company from that reflected in the financial statements included in the Company’s Report on Form 6-K for the three months ended March 31, 2023, except for changes in the ordinary course of business which have not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (b) any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of share capital, (c) any material adverse change, or any development involving a prospective material adverse change, in or affecting the business, properties, management, financial position, shareholders’ equity, results of operations or prospects of the Company and its Subsidiaries taken as a whole, (d) any entry into or termination of a Material Contract and (e) any loss or interference with its business that is material to the Company and its Subsidiaries taken as a whole and that is either from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority.

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Section 4.11.     Financial Statements. The financial statements (including the related notes thereto) of the Company and its consolidated Subsidiaries, which are included or incorporated by reference in the SEC Filings, comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and present fairly in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates indicated and the results of its operations and its changes in cash flows for the periods specified. The financial statements of the Company and its consolidated Subsidiaries have been prepared in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) applied on a consistent basis throughout the periods covered thereby, except as may be expressly stated in the related notes thereto, and except in the case of unaudited financial statements, which are subject to normal year-end adjustments and do not contain certain footnotes as permitted by the applicable rules of the SEC.

Section 4.12.     Exchange Act Compliance. The Company is subject to and in compliance in all material respects with the reporting requirements of Section 13 or Section 15(d) of the Exchange Act. The Company’s Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and the Company has taken no action designed to, or reasonably likely to have the effect of, terminating the registration of the Ordinary Shares under the Exchange Act, nor has the Company received any notification that the SEC is contemplating terminating such registration. The Ordinary Shares (excluding Shares sold pursuant to this Agreement) are listed on Nasdaq as of the date of this Agreement, and the Company has taken no action designed to, or reasonably likely to have the effect of delisting such Ordinary Shares from Nasdaq, nor has the Company received any notification that Nasdaq is contemplating terminating such listing. The Company is in compliance in all material respects with the current listing standards of Nasdaq.

Section 4.13.     Default. Neither the Company nor any of its Subsidiaries is (a) in violation of its articles of association or similar organizational documents, (b) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any property or asset of the Company or any of its Subsidiaries is subject or (c) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (b) and (c) above, for any such default or violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.14.     Legal Proceedings. There are no legal, governmental or regulatory investigations, actions, demands, claims, suits, arbitrations, inquiries or proceedings (“Actions”) pending to which the Company or any of its Subsidiaries is a party or to which any property of the Company or any of its Subsidiaries is subject that would, individually or in the aggregate, if determined adversely to the Company or any of its Subsidiaries, reasonably be expected to have a Material Adverse Effect. To the Company’s Knowledge, no Actions are threatened or contemplated by any governmental or regulatory authority or threatened by others.

Section 4.15.     Real Property. The Company and its Subsidiaries have good and marketable title in fee simple (in the case of real property) to, or have valid rights to lease or otherwise use, all items of real and personal property that are material to the respective businesses of the Company and its Subsidiaries, taken as a whole, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except those that (a) do not materially interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries or (b) would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 4.16.     Intellectual Property. The Company and its Subsidiaries own or have a valid and enforceable right to use all (a) patents, patent applications, trademarks, service marks, trade names, internet domain name registrations (and all applications for, and all goodwill associated with, such trademarks, service marks, trade names and Internet domain name registrations), copyrights, copyright registrations, licenses and trade secret rights, in each case, in any jurisdiction throughout the world (collectively, “Intellectual Property Rights”) and (b) inventions, know-how, software, databases, systems, procedures and other intellectual property (including trade secrets and proprietary or confidential information) (collectively, “Intellectual Property Assets”) used or held for use in any material respect, or otherwise necessary for, the conduct of their respective businesses as currently conducted and as proposed to be conducted. The Company’s and its Subsidiaries’ conduct of their respective businesses does

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not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, any Intellectual Property Rights or Intellectual Property Assets of any third party in any material respect, it being understood that the foregoing representation in this sentence is made to the Company’s Knowledge with respect to patents. The Company and its Subsidiaries have not received notice of any pending or threatened action, suit or proceeding by any third party that would reasonably be expected to have a Material Adverse Effect on the Company’s or any of its Subsidiaries’ respective businesses as presently conducted and as proposed to be conducted, (i) challenging the Company’s or any of its Subsidiaries’ rights in or to any of the Intellectual Property Rights or Intellectual Property Assets owned by or licensed to the Company or any of its Subsidiaries, (ii) challenging the validity, enforceability or scope of any of the Intellectual Property Rights owned by or licensed to the Company or any of its Subsidiaries or (iii) alleging that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property Rights or Intellectual Property Assets of any third party. To the Company’s Knowledge, neither the Intellectual Property Rights nor the Intellectual Property Assets of the Company and its Subsidiaries and neither the Intellectual Property Rights nor the Intellectual Property Assets exclusively licensed to the Company and its Subsidiaries are being materially infringed, misappropriated or otherwise violated by any third party. Other than as would not reasonably be expected to have a Material Adverse Effect, all Intellectual Property Rights and Intellectual Property Assets owned by the Company or any of its Subsidiaries are solely and exclusively owned by the Company or such Subsidiaries and all other Intellectual Property Rights and Intellectual Property Assets used or held for use by the Company or any of its Subsidiaries are licensed to the Company or such Subsidiaries, and the Company and its Subsidiaries hold all of such ownership and license rights, in each case, free and clear of all liens, encumbrances, defects or other restrictions. Other than as would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries are not aware of any facts that could result in a finding that any of the Intellectual Property Rights owned by or licensed to the Company are invalid or unenforceable. Other than as would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have taken reasonable steps in accordance with customary industry practice to maintain and protect any confidential information and trade secrets of the Company and its Subsidiaries and to protect any confidential information provided to them by any third party. Other than as would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have taken commercially reasonable actions to maintain and to protect all patents and trademark and copyright and internet domain name registrations (including all applications therefor) owned by the Company or any of its Subsidiaries, including payment of applicable maintenance fees, filing of applicable statements of use, timely response office actions and disclosure of any required information. Other than as would not reasonably be expected to have a Material Adverse Effect, all personnel (including founders, current and former employees, consultants, contractors, representatives, and agents) involved in the development of Intellectual Property Rights or Intellectual Property Assets for or on behalf of the Company or any of its Subsidiaries have signed written and enforceable confidentiality and invention assignment agreements with the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries either (A) has obtained sole and exclusive ownership of such Intellectual Property Rights or Intellectual Property Assets or (B) has obtained a valid right to exploit such Intellectual Property Rights or Intellectual Property Assets, sufficient for the conduct of the business as currently conducted and as proposed to be conducted. To the Company’s Knowledge, the Company and its Subsidiaries have complied with the terms of each agreement pursuant to which Intellectual Property Rights or Intellectual Property Assets have been licensed to the Company and its Subsidiaries. The parties prosecuting such applications have complied with their duty of candor and disclosure to the United States Patent and Trademark Office (“USPTO”) in connection with such applications, and the Company is not aware of any facts required to be disclosed to the USPTO that were not disclosed to the USPTO and which would preclude the grant of a patent in connection with any such application or could form the basis of a finding of invalidity with respect to any patents that have issued with respect to such applications.

Section 4.17.     Taxes. The Company and its Subsidiaries have paid all federal, state, local and foreign taxes and filed all tax returns required to be paid or filed through the date that this representation is made, except as may be being contested in good faith and by appropriate proceedings, or where the failure to pay or file such taxes or tax returns would not reasonably be expected to have a Material Adverse Effect. There is no tax deficiency that has been, or would reasonably be expected to be, asserted against the Company or any of its Subsidiaries or any of their respective properties or assets that has or would reasonably be expected to have a Material Adverse Effect, except for any tax deficiency being contested in good faith and for which appropriate reserves have been provided in accordance with IFRS.

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Section 4.18.     Studies, Tests and Preclinical and Clinical Trials. The pre-clinical studies and clinical trials conducted by or, to the Company’s Knowledge, on behalf of or sponsored by the Company, or in which the Company has participated that are described in the SEC Filings were, and if still pending are, being conducted in all material respects in accordance with standard medical and scientific research standards and procedures for products or product candidates comparable to those being developed by the Company and all applicable statutes and all applicable rules and regulations of the Applicable Regulatory Authorities (as defined below) and current Good Clinical Practices and Good Laboratory Practices. The descriptions in the SEC Filings of the results of such studies and trials are accurate and complete in all material respects and fairly present the data derived therefrom. The Company has no knowledge of any other studies or trials the results of which are inconsistent with or which the Company reasonably believes call into question the results described or referred to in the SEC Filings. The Company has not received any written notices or correspondence from the Applicable Regulatory Authorities or any other governmental agency requiring or threatening the termination, modification or suspension of any pre-clinical studies or clinical trials that are described in the SEC Filings other than ordinary course communications with respect to modifications in connection with the design and implementation of such studies or trials, and, to the Company’s Knowledge, there are no reasonable grounds for the same.

Section 4.19.     Healthcare Regulatory Matters. The Company (collectively with its Subsidiaries) (a) has operated and currently operates its business in compliance in all material respects with applicable provisions of the Health Care Laws of the Food and Drug Administration (“FDA”), the Department of Health and Human Services and any comparable foreign or other regulatory authority to which they are subject (collectively, the “Applicable Regulatory Authorities”) applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, storage, import, export or disposal of any of the Company’s or its Subsidiaries’ product candidates or any product manufactured or distributed by the Company, (b) has not received any FDA Form 483, written notice of adverse finding, warning letter, untitled letter or other correspondence or written notice from any court or arbitrator or governmental or regulatory authority alleging or asserting non-compliance with (i) any Health Care Laws or (ii) any licenses, certificates, approvals, clearances, exemptions, authorizations, permits and supplements or amendments thereto required by any such Health Care Laws (“Regulatory Authorizations”), (c) possesses all Regulatory Authorizations required to conduct its business as currently conducted, except where the failure to possess the same would not, individually or in the aggregate, have a Material Adverse Effect, and such Regulatory Authorizations are valid and in full force and effect and the Company is not in violation, in any material respect, of any term of any such Regulatory Authorizations, (d) has not received written notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from the Applicable Regulatory Authorities or any other third party alleging that any product of the Company is in material violation of any Health Care Laws or Regulatory Authorizations and has no knowledge that the Applicable Regulatory Authorities or any other third party is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding, (e) has not received written notice that any of the Applicable Regulatory Authorities has taken, is taking or intends to take action to limit, suspend, modify or revoke any material Regulatory Authorizations and has no knowledge that any of the Applicable Regulatory Authorities is considering such action, (f) has filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Health Care Laws or Regulatory Authorizations and all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were materially complete and correct on the date filed (or were materially corrected or supplemented by a subsequent submission), (g) is not a party to and does not have any ongoing reporting obligations pursuant to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction or similar agreements with or imposed by any Applicable Regulatory Authority and (h) along with its employees, officers and directors, has not been excluded, suspended or debarred from participation in any government health care program or human clinical research and, to the Company’s Knowledge, is not subject to a governmental inquiry, investigation, proceeding or other similar action that would reasonably be expected to result in debarment, suspension or exclusion.

Section 4.20.     Labor Matters. No labor disturbance by or dispute with employees of the Company or any of its Subsidiaries exists or, to Company’s Knowledge, is contemplated or threatened, and the Company is not aware of any existing or imminent labor disturbance by, or dispute with, the employees of any of its or its Subsidiaries’ principal suppliers, contractors or customers, except as would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice of

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cancellation or termination with respect to any collective bargaining agreement that is material to the Company to which it is a party.

Section 4.21.     Insurance. The Company and its Subsidiaries have insurance covering their respective properties, operations, personnel and businesses, including business interruption insurance, which insurance is in such amounts and insures against such losses and risks as are generally maintained by similarly situated companies and which the Company believes are adequate to protect the Company and its Subsidiaries and their respective businesses. Neither the Company nor any of its Subsidiaries has (a) received written notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (b) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain comparable coverage from similar insurers as may be necessary to continue its business as now conducted at a cost that would not reasonably be expected to have a Material Adverse Effect.

Section 4.22.     Permits and Authorizations. The Company and its Subsidiaries possess all licenses, sub-licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses, except where the failure to possess or make the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received written notice of any revocation or modification of any such license, sub-license, certificate, permit or authorization or has any reason to believe that any such license, sub-license, certificate, permit or authorization will not be renewed in the ordinary course, except where such revocation or modification would not reasonably be expected to have a Material Adverse Effect.

Section 4.23.     Internal Controls. The Company and its Subsidiaries maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply in all material respects with the requirements of the Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS. The Company and its Subsidiaries maintain internal accounting controls that are designed to be sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 4.24.     Disclosure Controls. The Company maintains an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that complies in all material respects with the requirements of the Exchange Act and that has been designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company has carried out an evaluation of its effectiveness of its disclosure controls and procedures to the extent required by Rule 13a-15 of the Exchange Act.

Section 4.25.     Anti-Corruption. Neither the Company nor any of its Subsidiaries nor any officer or director of the Company or its Subsidiaries nor, to the Company’s Knowledge, any employee of, or any agent, affiliate or other person associated with or acting on behalf of, the Company or any of its Subsidiaries has (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (b) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political

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office, (c) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom or any other applicable anti-bribery or anti-corruption law or (d) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. The Company and its Subsidiaries have conducted their businesses in compliance with applicable anti-corruption laws in all material respects and each has instituted, maintains and enforces, policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws.

Section 4.26.     Anti-Money Laundering. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Company or any of its Subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the Company’s Knowledge, threatened.

Section 4.27.     Sanctions. Neither the Company nor any of its Subsidiaries nor any director or officer of the Company or its Subsidiaries nor to the Company’s Knowledge, any employee of, or any agent, Affiliate or other person associated with or acting on behalf of, the Company or any of its Subsidiaries is currently the subject or the target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, His Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or any of its Subsidiaries located, organized or resident in a country or territory that is the subject or target of Sanctions, including, without limitation, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic or any other Covered Region of Ukraine identified pursuant to Executive Order 14065, Crimea, Cuba, Iran, North Korea and Syria (each, a “Sanctioned Country”). The Company will not directly or indirectly use the proceeds of the offering and sale of the Shares hereunder, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity (a) to fund or facilitate any activities of or business with any Person that, at the time of such funding or facilitation, is the subject or target of Sanctions, (b) to fund or facilitate any activities of or business in any Sanctioned Country or (c) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions, except in cases where compliance with extraterritorial provisions in any such sanctions would be unlawful for the Company. For the past five (5) years, the Company and its Subsidiaries have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country. Nothing in this paragraph shall impose any obligations and/or restrictions on the Company or any of its Subsidiaries that will cause the Company or any of its Subsidiaries to be, and will only apply if and to the extent that it does not cause the Company or any of its Subsidiaries to be, in violation of EU Regulation (EC) 2271/96 (EU Blocking Statute) as amended from time to time, or any applicable implementing legislation, including, but not limited, to the German Foreign Trade Regulations (Außenwirtschaftsverordnung), or any similar anti-boycott law, statute or regulation.

Section 4.28.     Environmental Laws. Except any such matter as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company and its Subsidiaries (i) are in compliance with all applicable federal, state, local and foreign laws (including common law), rules, regulations, requirements, decisions, judgments, decrees, orders and other legally enforceable requirements relating to pollution or the protection of human health or safety, the environment, natural resources, hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”); (ii) have received and are in compliance with all permits, licenses, certificates or other authorizations or approvals required of them under any Environmental Laws to conduct their respective businesses; and (iii) have not received written notice of any actual or potential liability or obligation under or relating to, or any actual or potential violation of, any Environmental Laws, including

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for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, and have no knowledge of any event or condition that would reasonably be expected to result in any such notice, and (b) there are no costs or liabilities associated with Environmental Laws of or relating to the Company or its Subsidiaries.

Section 4.29.     Compliance with ERISA. Neither the Company nor any of its ERISA Affiliates (as defined hereafter) has any liability (contingent or otherwise) under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) with respect to any “employee benefit plan”, as defined in Section 3(3) of ERISA; as used in this Agreement, an “ERISA Affiliate” of any person or entity shall mean any other person or entity which, together with that person or entity, could be treated as a single employer under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986 (the “Code”); each “employee benefit plan”, as defined in Section 3(3) of ERISA that is maintained for the benefit of the employees of the Company or its affiliates has been maintained in material compliance with its terms and the requirements of applicable law. The SEC Filings (including any exhibits thereto) identify each employment, severance or other similar agreement, arrangement or policy and each material plan or arrangement required to be disclosed pursuant to the Securities Act providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, severance benefits, supplemental unemployment benefits, vacation benefits or retirement benefits, or deferred compensation, profit-sharing, bonuses, share options, share appreciation rights or other forms of incentive compensation, or post-retirement insurance, compensation or benefits that is entered into, maintained or contributed to, as the case may be, by the Company or any of its affiliates for the benefit of any officer, executive director or non-executive director or former officer or director of the Company or any of its affiliates; these agreements, arrangements, policies or plans are referred to collectively as “Benefit Arrangements.” Each Benefit Arrangement has been maintained in material compliance with its terms and with the requirements of applicable law and there is no liability in respect of post-retirement health and medical benefits for retired employees of the Company or any of its affiliates, other than medical benefits required to be continued under applicable law.

Section 4.30.     Cybersecurity; Data Protection. To the Company’s Knowledge, the information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications and databases owned by, or leased or licensed to, the Company or any of its Subsidiaries (collectively, “IT Systems”), are adequate for, and operate and perform in all material respects as required in connection with, the operation of the business of the Company and its Subsidiaries as currently conducted, and to the Company’s Knowledge are free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants; the Company and its Subsidiaries have implemented and maintained commercially reasonable controls, policies, procedures, and safeguards to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data (including all personal, personally identifiable, sensitive, confidential or regulated data of their respective customers, employees, suppliers, vendors and any third-party data maintained by or on behalf of them (“Personal Data”)) used in connection with their businesses; to the Company’s Knowledge, there have been no material breaches, violations, outages, unauthorized uses of, accesses to or other compromise of or relating to any of the Company’s or any of its Subsidiaries’ Personal Data or IT Systems, except for those that have been remedied without material cost or liability or the duty to notify any third party; there are no material incidents under internal review or investigations relating to any security breach or other compromise of the Company’s or any of its Subsidiaries’ Personal Data or IT Systems and the Company and its Subsidiaries have not been notified of, and have no knowledge of any event or condition that would reasonably be expected to result in, any security breach or other compromise to their IT Systems or Personal Data; the Company and its Subsidiaries have implemented commercially reasonable backup and disaster recovery technology consistent with industry standards and practices; and the Company and its Subsidiaries are presently in material compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority and internal policies, procedures and contractual obligations relating to the security of IT Systems and the privacy, collection, use, transfer, storage, protection, disposal or disclosure of Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification.

Section 4.31.     Sarbanes-Oxley. There is and has been no failure on the part of the Company or any of the Company’s executive directors, non-executive directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002, as amended and the rules and regulations promulgated in

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connection therewith applicable to the Company as of the date the Company became subject to such provisions, including Section 402 related to loans.

Section 4.32.     Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company or, to the Company’s Knowledge, an Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company.

Section 4.33.     No Directed Selling Efforts or General Solicitation. Neither the Company nor any of its Subsidiaries nor any Person acting on their behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of the Shares.

Section 4.34.     No Integrated Offering. Neither the Company nor any of its Subsidiaries nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any Company security, under circumstances that would adversely affect reliance by the Company on Section 4(a)(2) for the exemption from registration for the transactions contemplated hereby or would require registration of the Shares under the Securities Act.

Section 4.35.     Manipulation of Price. The Company has not taken, and, to the Company’s Knowledge, no Person acting on its behalf has taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

Section 4.36.     Bad Actor Disqualification. None of the Company, any predecessor or affiliated issuer of the Company or, to the Company’s Knowledge, any director, executive officer or other officer of the Company, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, or any promoter connected with the Company in any capacity, is subject to any of the “bad actor” disqualifications within the meaning of Rule 506(d) under the Securities Act, except for a disqualification event covered by Rule 506(d)(2) or (d)(3).

Section 5.     Representations and Warranties of the Investor. The Investor hereby represents and warrants to the Company that:

Section 5.1.     Organization and Existence. The Investor is a validly existing corporation and has all requisite corporate power and authority to enter into and consummate the transactions contemplated by the Transaction Documents and to carry out its obligations hereunder and thereunder, and to invest in the Shares pursuant to this Agreement.

Section 5.2.     Authorization. This Agreement has been duly authorized, executed and delivered by the Investor.

Section 5.3.     No Conflicts. The execution, delivery and performance by the Investor of the Transaction Documents and the consummation by the Investor of the transactions contemplated by the Transaction Documents will not (a) result in a violation of the organizational documents of the Investor or (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Investor is a party, or (c) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Investor, except in the case of clauses (b) and (c) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Investor to perform its obligations hereunder.

Section 5.4.     Purchase Entirely for Own Account. The Shares will be acquired for the Investor’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act without prejudice, however, to the Investor’s right

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at all times to sell or otherwise dispose of all or any part of the Shares in compliance with applicable federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by the Investor to hold the Shares for any period of time. The Investor is not a broker-dealer registered with the SEC under the Exchange Act or an entity engaged in a business that would require it to be so registered.

Section 5.5.     Investment Experience. The Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

Section 5.6.     Disclosure of Information. The Investor has had an opportunity to receive, review and understand all information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Shares, and has conducted and completed its own independent due diligence. The Investor acknowledges receipt of copies of the SEC Filings. Based on the information the Investor has deemed appropriate, it has independently made its own analysis and decision to enter into the Transaction Documents. The Investor is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it deems appropriate) with respect to the execution, delivery and performance of the Transaction Documents, the Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of the Company, including, but not limited to, all business, legal, regulatory, accounting, credit and tax matters. Neither such inquiries nor any other due diligence investigation conducted by the Investor shall modify, limit or otherwise affect the Investor’s right to rely on the Company’s representations and warranties contained in this Agreement.

Section 5.7.     Restricted Securities. The Investor understands that the Shares are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.

Section 5.8.     Legends. It is understood that, except as provided below, certificates or book-entry positions evidencing the Shares may bear the following or any similar legend:

“The securities represented hereby have not been registered with the Securities and Exchange Commission or the securities commission of any state in reliance upon an exemption from registration under the Securities Act of 1933, as amended, and, accordingly, may not be transferred unless (i) such securities have been registered for sale pursuant to the Securities Act of 1933, as amended, (ii) such securities may be sold pursuant to Rule 144, or (iii) the Company has received an opinion of counsel reasonably satisfactory to it that such transfer may lawfully be made without registration under the Securities Act of 1933, as amended.”

If required by the authorities of any state in connection with the issuance and sale of the Shares, certificates or book-entry positions evidencing the Shares shall also bear the legend required by such state authority.

Section 5.9.     Accredited Investor. At the time the Investor was offered the Shares, it was and, as of the date hereof, the Investor is, an “accredited investor” within the meaning of Rule 501 under the Securities Act. The Investor is a sophisticated institutional investor with sufficient knowledge, sophistication and experience in business, including transactions involving private investments in public equity, to properly evaluate the risks and merits of its purchase of the Shares. The Investor has determined based on its own independent review and such professional advice as it deems appropriate that its purchase of the Shares and participation in the transactions contemplated by the Transaction Documents (a) are fully consistent with its financial needs, objectives and condition, (b) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to the Investor and (c) are a fit, proper and suitable investment for the Investor, notwithstanding the substantial risks inherent in investing in or holding the Shares.

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Section 5.10.     No General Solicitation. The Investor did not learn of the investment in the Shares as a result of any general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (a) any advertisement, article, notice or other communication published in any newspaper, magazine, website, or similar media, or broadcast over television or radio, or (b) any seminar or meeting to which the Investor was invited by any of the foregoing means of communications.

Section 5.11.     Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company or the Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Investor.

Section 5.12.     Short Sales and Confidentiality Prior to the Date Hereof. Other than consummating the transactions contemplated hereunder, the Investor has not, nor has any Person acting on behalf of or pursuant to any understanding with the Investor, directly or indirectly, executed any purchases or sales, including Short Sales, of the securities of the Company during the period commencing as of the time that the Investor was first contacted by the Company or any other Person regarding the transactions contemplated hereby and ending on the date hereof. The Investor, its Affiliates and, to the knowledge of the Investor, authorized representatives and advisors of the Investor who are aware of the transactions contemplated hereby, maintained and will maintain the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction), unless such disclosures are publicly disclosed by the Company. Notwithstanding the foregoing, for avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to the identification of the availability of, or securing of, available shares to borrow in order to effect Short Sales or similar transactions in the future.

Section 5.13.     No Government Recommendation or Approval. The Investor understands that no United States federal or state agency, or similar agency of any other country, has reviewed, approved, passed upon, or made any recommendation or endorsement of the Company or the purchase of the Shares.

Section 5.14.     No Intent to Effect a Change of Control; Ownership. The Investor has no present intent to effect a “change of control” of the Company as such term is understood under the rules promulgated pursuant to Section 13(d) of the Exchange Act and under the rules of Nasdaq.

Section 5.15.     No Rule 506 Disqualifying Activities. The Investor has not taken any of the actions set forth in, and is not subject to, the disqualification provisions of Rule 506(d)(1) of the Securities Act.

Section 6.     Conditions to Closing.

Section 6.1.     Conditions to the Investor’s Obligations. The obligation of the Investor to purchase the Shares at the Closing is subject to the fulfillment to the Investor’s satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived by the Investor:

(a)     The representations and warranties made by the Company in Section 4 hereof, as qualified by the SEC Filings, shall be true and correct in all material respects (except for those representations and warranties which are qualified as to materiality or by Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects) as of the date hereof and on the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date. The Company shall have performed in all material respects all obligations and covenants herein required to be performed by it on or prior to the Closing Date.

(b)     The Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary for consummation of the purchase and sale of the Shares and the consummation of the other transactions contemplated by the Transaction Documents, all of which shall be in full force and effect.

(c)     The Company shall have filed with Nasdaq a Notification Form: Listing of Additional Shares for the listing of the Shares, a true and complete copy of which shall have been provided to the Investor.

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(d)     No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated by the Transaction Documents.

(e)     No stop order or suspension of trading shall have been imposed by Nasdaq, the SEC or any other governmental or regulatory body with respect to public trading in the Ordinary Shares.

(f)     The Company shall have delivered to the Investor a certificate of the Secretary of the Company (the “Secretary’s Certificate”), dated as of the Closing Date, in the form attached hereto as Exhibit B.

(g)     The Company shall have delivered to the Investor a true and complete copy of a good standing certificate dated within one (1) Business Day of the Closing Date for Immatics US, Inc. issued by the Secretary of State for the State of Delaware, in form and substance reasonably satisfactory to the Investor.

(h)     The Company shall have delivered to the Investor a customary opinion of the Company’s outside counsel, dated the Closing Date, relating to the Shares, in form and substance reasonably satisfactory to the Investor.

(i)     The Information Rights Agreement shall be in full force and effect.

Section 6.2.     Conditions to Obligations of the Company. The Company’s obligation to issue and sell the Shares at the Closing is subject to the fulfillment to the satisfaction of the Company on or prior to the Closing Date of the following conditions, any of which may be waived by the Company:

(a)     The representations and warranties made by the Investor in Section 5 hereof shall be true and correct in all material respects (except for those representations and warranties which are qualified as to materiality, in which case such representations and warranties shall be true and correct in all respects) when made, and shall be true and correct in all material respects (except for those representations and warranties which are qualified as to materiality, in which case such representations and warranties shall be true and correct in all respects) on the Closing Date with the same force and effect as if they had been made on and as of said date. The Investor shall have performed in all material respects all obligations and covenants herein required to be performed by it on or prior to the Closing Date.

(b)     The Investor shall have paid in full the Subscription Amount to the Company.

(c)     The Information Rights Agreement shall be in full force and effect.

Section 6.3.     Termination of Obligations to Effect Closing; Effects. The obligations of the Company, on the one hand, and the Investor, on the other hand, to effect the Closing shall terminate as follows:

(a)     Upon the mutual written consent of the Company and Investor;

(b)     By the Company if any of the conditions set forth in Section 6.2 shall have become incapable of fulfillment, and shall not have been waived by the Company; or

(c)     By the Investor if any of the conditions set forth in Section 6.1 shall have become incapable of fulfillment, and shall not have been waived by the Investor;

provided, however, that, except in the case of clause (a) above, the party seeking to terminate its obligation to effect the Closing shall not then be in breach of any of its representations, warranties, covenants or agreements contained in the Transaction Documents if such breach has resulted in the circumstances giving rise to such party’s seeking to terminate its obligation to effect the Closing.

Section 7.     Covenants and Agreements of the Parties.

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Section 7.1.     Nasdaq Listing. From the date hereof until such time as the Shares have been sold pursuant to Rule 144 or are eligible for resale under Rule 144(b)(1) or any successor provision, the Company will use commercially reasonable efforts to continue the listing and trading of its Ordinary Shares on Nasdaq and, in accordance therewith, will use commercially reasonable efforts to comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of such market or exchange, as applicable.

Section 7.2.     Removal of Legends. In connection with the removal of any sale or disposition of the Shares by the Investor pursuant to an effective registration statement, Rule 144 or any other exemption under the Securities Act such that the purchaser acquires freely tradable shares and upon compliance by the Investor with the requirements of the Transaction Documents, if requested by the Investor, the Company shall cause the Transfer Agent to timely remove any restrictive legends related to the book-entry positions representing such Shares, provided that the Company has received customary representations and other documentation reasonably acceptable to the Company in connection therewith. Subject to receipt by the Company of customary representations and other documentation reasonably acceptable to the Company in connection therewith, upon the earliest of such time as the Shares (a) have been sold or transferred pursuant to an effective registration statement, (b) have been sold pursuant to Rule 144 or (c) are eligible for resale under Rule 144(b)(1) or any successor provision without regard for current public information, the Company shall (i) deliver to the Transfer Agent instructions to remove any restrictive legends related to the book-entry positions representing such Shares and (ii) cause its counsel to deliver to the Transfer Agent an opinion to the effect that the removal of such legends in such circumstances may be effected under the Securities Act. The Company shall be responsible for all fees (with respect to its Transfer Agent, counsel or otherwise) associated with the removal of restrictive legends pursuant to this Section 7.2.

Section 7.3.     Transfer Restrictions. The Investor agrees that it will sell, transfer or otherwise dispose of the Shares only in compliance with all applicable state and federal securities laws.

Section 7.4.     Subsequent Equity Sales. The Company shall not, and shall use its commercially reasonable efforts to ensure that no controlled Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the Shares in a manner that would require the registration under the Securities Act of the sale of the Shares to the Investor. The Company shall not take any action or steps that would adversely affect reliance by the Company in any material respect on Section 4(a)(2) for the exemption from registration for the transactions contemplated hereby or require registration of the Shares under the Securities Act.

Section 7.5.     Short Sales. The Investor covenants that neither it nor any Affiliates acting on its behalf or pursuant to any understanding with it will execute any Short Sales during the period from the date hereof until the earlier of such time as (a) the Closing Date or (b) this Agreement is terminated in full.

Section 7.6.     Subsequent Sales. The Investor understands and acknowledges that, through the Information Rights Agreement and other agreements it has or may have with the Company, it may be in possession of information that constitutes “material nonpublic information” with respect to the Company. The Investor covenants that all resales of the Shares will be made in compliance with all applicable securities laws.

Section 7.7.     Adjustments in Share Numbers and Prices. In the event of any stock split, subdivision, dividend or distribution payable in Ordinary Shares (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, Ordinary Shares), combination or other similar recapitalization or event occurring after the date hereof and prior to the Closing, each reference in any Transaction Document to a number of shares or a price per share shall be deemed to be amended to appropriately account for such event.

Section 7.8.     Registration Rights and Rule 144.

(a)     The Company agrees to file with the SEC a registration statement on Form F-3 (the “Registration Statement”) covering the resale by the Investor of the Shares acquired by the Investor pursuant to this Agreement within 60 calendar days after the Closing Date, and to use its reasonable best efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but in no event later than 10th

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Business Day after the SEC notifies the Company (orally or in writing, whichever is earlier) that it will not review, or has completed its review of, the Registration Statement.

(b)     Notwithstanding anything to the contrary contained herein, the Company may, upon written notice to any holder of Registrable Securities included in a Registration Statement, suspend the use of any Registration Statement, including any prospectus that forms a part of a Registration Statement, if the Company (a) determines that it would be required to make disclosure of material information in the Registration Statement that the Company has a bona fide business purpose for preserving as confidential, (b) the Company determines it must amend or supplement the Registration Statement or the related prospectus so that such Registration Statement or prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the prospectus in light of the circumstances under which they were made, not misleading or (c) has experienced or is experiencing some other material nonpublic event, including a pending transaction involving the Company, the disclosure of which at such time, in the good faith judgment of the Company, would adversely affect the Company; provided, however, that in no event shall holders of Registrable Securities be suspended from selling Registrable Securities pursuant to the Registration Statement for a period that exceeds 30 consecutive Trading Days or 60 total Trading Days in any 365-day period. Upon disclosure of such information or the termination of the condition described above, the Company shall provide prompt notice to holders whose Registrable Securities are included in the Registration Statement, and shall promptly terminate any suspension of sales it has put into effect and shall take such other reasonable actions to permit registered sales of Registrable Securities as contemplated hereby.

(c)     With a view to making available to the Investor the benefits of Rule 144 (or its successor rule) and any other rule or regulation of the SEC that may at any time permit the Investor to sell the Shares to the public without registration, the Company covenants and agrees to: (a) make and keep public information available, as those terms are understood and defined in Rule 144, until the earlier of (A) six months after such date as all of the Registrable Securities may be sold without restriction by the holders thereof pursuant to Rule 144 or any other rule of similar effect or (B) such date as there are no longer Registrable Securities; (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act; and (c) furnish electronically to the Investor upon request, as long as the Investor owns any Registrable Securities, a written statement by the Company that it has complied with the reporting requirements of the Exchange Act.

(d)     The Investor understands and acknowledges that the Staff of the SEC currently takes the position that coverage of short sales of Ordinary Shares “against the box” prior to effectiveness of a resale registration statement with securities included in such registration statement would be a violation of Section 5 of the Securities Act, as set forth in Item 239.10 of the Securities Act Rules Compliance and Disclosure Interpretations compiled by the Office of Chief Counsel, Division of Corporation Finance.

Section 8.     Indemnification.

Section 8.1.     Indemnification by the Company. The Company agrees to indemnify and hold harmless, to the fullest extent permitted by law, the Investor, its officers, directors, partners, members, stockholders and employees, each Person who controls the Investor (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, stockholders and employees of each such controlling Person (each, an “Investor Indemnified Party”), against any losses, claims, damages, liabilities or expenses, joint or several, to which such Investor Indemnified Party may become subject under the Securities Act, the Exchange Act, or any other federal or state statutory law or regulation (including in settlement of any litigation, if such settlement is effected with the written consent of the Company), insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof as contemplated below) arise out of or are based upon any untrue statement or alleged untrue statement or omission or alleged omission of any material fact contained in any Registration Statement, any preliminary prospectus or final prospectus thereto, or any amendment or supplement thereof, and will reimburse each Investor Indemnified Party for legal and other expenses reasonably incurred as such expenses are reasonably incurred by such Investor Indemnified Party in connection with investigating, defending, settling, compromising or paying such loss, claim, damage, liability, expense or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon (a) an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by an Investor Indemnified Party in writing specifically for use in

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the Registration Statement or a prospectus, (b) the use by an Investor Indemnified Party of an outdated or defective prospectus after the Company has notified the Investor in writing that such prospectus is outdated or defective or (c) an Investor Indemnified Party’s failure to send or give a copy of the prospectus or supplement (as then amended or supplemented), if required (and not exempted), to the Persons asserting an untrue statement or omission or alleged untrue statement or omission at or prior to the written confirmation of the sale of Registrable Securities.

Section 8.2.     Indemnification by the Investor. The Investor agrees to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors, officers, employees, stockholders and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including reasonable attorney fees) resulting from any untrue statement of a material fact or any omission of a material fact required to be stated in the Registration Statement or prospectus or preliminary prospectus or amendment or supplement thereto or necessary to make the statements therein not misleading, to the extent, but only to the extent, that such untrue statement or omission is contained in any information regarding the Investor and furnished in writing by the Investor to the Company specifically for inclusion in the Registration Statement or prospectus or amendment or supplement thereto. In no event shall the liability of the Investor be greater than the dollar amount of the proceeds received by the Investor upon the sale of the Registrable Securities included in such Registration Statement giving rise to such indemnification obligation.

Section 8.3.     Indemnification Procedure. Promptly after any indemnified party hereunder (the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third Person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such action, suit or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (a) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (b) if (i) the Indemnifying Party has failed to assume the defense or employ counsel reasonably acceptable to the Indemnified Party or (ii) the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not include any admission of wrongdoing or malfeasance by, the Indemnified Party.

Section 8.4.     Corporate Opportunities. Notwithstanding anything to the contrary in this Agreement, the Company, on behalf of itself and its Subsidiaries, to the fullest extent permitted by applicable law, (a) acknowledges and affirms that the Investor and its Affiliates, directors, officers and employees (the “Investor Group”): (i) have participated (directly or indirectly) and will continue to participate (directly or indirectly) in private equity, venture capital and other direct investments in corporations, joint ventures, limited liability

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companies and other entities (“Other Investments”), including Other Investments engaged in various aspects of businesses similar to those engaged in by the Company and its Subsidiaries that may, are or will be competitive with the Company’s or any of its Subsidiaries’ businesses or that could be suitable for the Company’s or any of its Subsidiaries’ interests, (ii) have interests in, participate with, aid and maintain seats on the board of directors or similar governing bodies of, Other Investments, (iii) may develop or become aware of business opportunities for Other Investments; and (iv) may or will, as a result of or arising from the matters referenced in this Section 8.4, the nature of the Investor Group’s businesses and other factors, have conflicts of interest or potential conflicts of interest, (b) hereby renounces and disclaims any interest or expectancy in any business opportunity (including any Other Investments or any other opportunities) that may arise in connection with the circumstances described in the foregoing clauses (a)(i) – (a)(iv) (each, a “Renounced Business Opportunity”), and (c) acknowledges and affirms that no member of the Investor Group shall have any obligation to communicate or offer any Renounced Business Opportunity to the Company or any of its Subsidiaries, and any member of the Investor Group may pursue a Renounced Business Opportunity.

Section 9.     Miscellaneous.

Section 9.1.     Successors and Assigns. This Agreement may not be assigned by a party hereto without the prior written consent of the other party; provided, however, that the Investor may assign its rights and delegate its duties hereunder in whole or in part to an Affiliate without the prior written consent of the Company, provided such assignee agrees in writing to be bound by the provisions hereof that apply to the Investor. The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties.

Section 9.2.     Survival. Subject to applicable statutes of limitations, the representations, warranties, covenants and agreements contained in this Agreement (other than Section 8) shall survive the Closing for a period of one year after the date hereof and thereafter shall have no further force and effect. Section 8 shall survive the Closing for a period of three years from the date on which all Shares no longer constitute Registrable Securities.

Section 9.3.     Counterparts; Email. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 9.4.     Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

Section 9.5.     Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) two Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their electronic mail address or address as set forth below, or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 9.5.

If to the Company:

Immatics N.V.
Paul-Ehrlich-Strasse 15
72076 Tübingen
Germany
Attention: Edward Sturchio
Email: Edward.Sturchio@immatics.com

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With a copy (which will not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: Yasin Keshvargar
Email: yasin.keshvargar@davispolk.com

If to the Investor:

Bristol-Myers Squibb Company
Route 206 & Province Line Road

Princeton, New Jersey 08543-4000

USA
Attention: Executive Director, Equity and Venture Capital
Email: bd-investments@bms.com

With a copy (which shall not constitute notice) to:

Bristol-Myers Squibb Company
Route 206 & Province Line Road

Princeton, New Jersey 08543-4000

USA
Attention: Senior Vice President, Transactions Law
Email: transactionslegal@bms.com

and to:

Morgan, Lewis & Bockius LLP

502 Carnegie Center

Princeton, New Jersey 08540-6241

USA

Attention: David Schwartz

Email: david.schwartz@morganlewis.com

Section 9.6.     Expenses. The Company agrees to reimburse Investor upon the Closing, for Investor’s reasonable and documented out-of-pocket expenses, including the reasonable and documented fees and disbursements of outside attorneys, arising in connection with any matter relating to the Transaction Documents; provided, however, that, other than expense reimbursement contemplated by Section 8, such amounts shall not exceed US$100,000. Notwithstanding the foregoing, it is understood that each of the Company and the Investor has relied on the advice of its own respective counsel in connection with the transactions contemplated by the Transaction Documents. The Company shall pay any Transfer Agent fees, stamp taxes and other taxes and duties levied in connection with the sale and issuance of the Shares to the Investor.

Section 9.7.     Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Investor.

Section 9.8.     Publicity. Except as set forth below, no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by law or the applicable rules or regulations of any securities exchange or securities market, in which case the other party shall, to the extent reasonably practicable in the circumstances, be afforded reasonable time to review and comment on such release or announcement in advance of such issuance and the issuing party shall incorporate any reasonable comments proposed by the other party in such release or announcement. No later than the third

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Trading Day immediately following the date of this Agreement, the Company shall issue a press release disclosing all material terms of this Agreement (the “Press Release”).

Section 9.9.     Severability; Construction. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect. This Agreement shall be deemed to be jointly drafted by the Company and the Investor and shall not be construed against any Person as the drafter hereof.

Section 9.10.     No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 8 and this Section 9.10.

Section 9.11.     Entire Agreement. The Transaction Documents, collectively, including the signature pages and exhibits and schedules thereto, and any written agreement between the Company and the Investor regarding confidentiality matters that was entered into in connection with the transactions contemplated hereby constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.

Section 9.12.     Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

Section 9.13.     Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement (and disputes arising hereunder whether in contract, tort or otherwise) shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof (other than Sections 5-1401 and 5-1402 of the General Obligations Law). Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

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IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

COMPANY:	IMMATICS N.V.
	By:	/s/ Arnd Christ
Name: Arnd Christ
Title: Chief Financial Officer

INVESTOR:	BRISTOL-MYERS SQUIBB COMPANY
	By:	/s/ Elizabeth A. Mily
Name: Elizabeth A. Mily
Title: Executive Vice President, Strategy & Business Development

[Signature Page to Securities Purchase Agreement]

EXHIBIT A

Form Deed of Issue

IMMATICS N.V.

July 21, 2023

THE UNDERSIGNED

Immatics N.V., a public company with limited liability, having its corporate seat in Amsterdam, registered with the Dutch trade register under number 77595726 (the "Company").

HEREBY DECLARES THE FOLLOWING

1	DEFINITIONS

1.1	In this Deed the following definitions shall apply:

CST Register	The register kept by the Transfer Agent with respect to Ordinary Shares.
Deed	This deed of issue.
DTC	The Depository Trust Company.
Investor	Bristol-Myers Squibb Company.
Ordinary Shares	Ordinary shares in the Company's capital, with a nominal value of EUR 0.01 each.
Resolutions	The written resolutions of the Company's board of directors.
Securities Purchase Agreement	The securities purchase agreement entered into by the Company and the Investor regarding the sale and issuance of the Shares, dated July 19, 2023.
Shareholders' Register	The Company's shareholders' register as referred to in Section 2:85 of the Dutch Civil Code.
Shares	2,419,818 Ordinary Shares.
Subscription Amount	$35,000,005.57
Transfer Agent	Continental Stock Transfer & Trust Company, in its capacity as the Company's transfer agent.

1.2	In this Deed, terms defined in the plural shall have a similar meaning when used in the singular.

1.3	Although this Deed has been drafted in the English language, this Deed pertains to Dutch legal concepts. Any consequence of the use of English words and expressions in this Deed under any law other than Dutch law shall be disregarded.

1.4	The titles and headings in this Deed are for construction purposes as well as for reference. No party may derive any rights from such titles and headings.

2	ISSUANCE

Exhibit A

2.1	In giving effect to the Resolutions and the Company's obligations under the Securities Purchase Agreement, the Company hereby issues the Shares to the Transfer Agent for inclusion of the Shares in the CST Register, in book-entry form (either directly or through the facilities of DTC), which in its turn shall deliver such Shares to the Investor.

2.2	Upon the Shares being included in the CST Register, the Transfer Agent shall be considered to have accepted the Shares for delivery in book-entry form (either directly or through the facilities of DTC) to the Investor.

2.3	The present issuance of the Shares shall be registered in the Shareholders' Register.

3	PAYMENT

3.1	The Shares are issued at the Subscription Amount.

3.2	The Company approves payment of the Subscription Amount in a currency other than Euro.

3.3	The Subscription Amount for the Shares has been satisfied in accordance with the terms of the Securities Purchase Agreement and the Company grants a discharge for the payment thereof.

3.4	To the extent that the Subscription Amount for the Shares exceeds the aggregate nominal value of the Shares, such excess shall be considered to be share premium and shall be added to the Company's share premium reserve attached to the Ordinary Shares.

4	NO RECISSION OR NULLIFICATION

4.1	The Company waives the right to rescind or nullify, or commence legal proceedings to rescind, nullify or amend, on any ground whatsoever, this Deed and any other agreement or instrument underlying the present issuance of the Shares.

5	GOVERNING LAW AND JURISDICTION

5.1	Without prejudice to the relevant provisions of Chapters 4 and 5 of Title 10 of Book 10 of the Dutch Civil Code, this Deed shall be exclusively governed by and construed in accordance with the laws of the Netherlands.

5.2	Any disputes arising from or in connection with this Deed shall be submitted to the jurisdiction of the competent court in Amsterdam, the Netherlands which jurisdiction shall be exclusive.

Exhibit A

Exhibit B

Secretary’s Certificate

Reference is made to that certain Securities Purchase Agreement, dated as of July 19, 2023, between Immatics N.V., a naamloze vennootschap organized under the laws of the Netherlands (the “Company”), and Bristol-Myers Squibb Company (the “Securities Purchase Agreement”). Capitalized terms not defined in this certificate shall have the meaning assigned to such terms in the Securities Purchase Agreement.

I, Edward Sturchio, General Counsel and Secretary of the Company, do hereby certify on behalf and in the name of the Company, as follows:

1.     Attached hereto as Appendix A is a true, correct and complete copy of the Company’s Articles of Association (the “Articles of Association”), as in full force and effect since July 1, 2021 and on the date hereof. Since July 1, 2021, no amendment to the Articles of Association has been approved by the Board of Directors of the Company (the “Board of Directors”) or the shareholders of the Company.

2.     No proceeding for the dissolution, merger, sale, consolidation or liquidation of the Company or for the sale of all or substantially all of its assets is pending or, to the best of my knowledge, threatened and no such proceeding is contemplated by the Company.

3.     Attached hereto as Appendix B, is a true, correct and complete copy of written resolutions duly adopted by the Board of Directors on July 17, 2023. Such resolutions have not been amended or modified, are in full force and effect in the form adopted and are the only resolutions adopted by the Board of Directors or by any committee of or designated by the Board of Directors relating to (a) the execution and delivery of the Securities Purchase Agreement, the Information Rights Agreement and the Deed of Issue and (b) the consummation of the transactions contemplated thereunder (including, without limitation, the sale of the Shares pursuant to such agreement).

4.     Each person who, as a director or officer of the Company, signed (a) the Securities Purchase Agreement and (b) any other document or certificate delivered under the Securities Purchase Agreement in connection with the transactions contemplated thereunder was at the respective times of such signing and delivery duly elected or appointed and acting as such director or officer and was duly authorized to execute and deliver such document on behalf of the Company, and the signatures of such persons appearing on such documents are their genuine signatures or true facsimiles thereof.

5.     The Securities Purchase Agreement, Information Rights Agreements and the Deed of Issue, each as executed and delivered by the Company, is in substantially the form approved by one or more of the Company’s officers pursuant to the resolutions referred to in paragraph 3 above, under authority delegated by the Board of Directors, and has been duly executed and delivered on behalf of the Company by an appropriate officer of the Company.

Exhibit B